Exhibit 3.1

NOTICE TO U.S. INVESTORS

The merger described herein relates to the securities of two foreign companies. The merger in which Telecom Italia Media S.p.A. ordinary shares and savings shares will be converted into Telecom Italia S.p.A. ordinary shares and saving shares, respectively, is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Telecom Italia S.p.A. and Telecom Italia Media S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia S.p.A. may purchase securities of Telecom Italia Media S.p.A. otherwise than under the merger offer, such as in open market or privately negotiated purchases.

TELECOM ITALIA MEDIA S.p.A.
Telecom Italia Group – Telecom Italia S.p.A. Direction and coordination

Registered Office in Rome at Via della Pineta Sacchetti no. 229
PEC - Certified Electronic Mail: adminpec@timedia.telecompost.it

Share capital 15,902,323.62 euros fully paid up
Tax Code and Rome Business Register Number 12213600153 - VAT Registration Number 13289460159

NOTICE OF SPECIAL MEETING OF SAVINGS SHAREHOLDERS

Those entitled to vote in the Meeting of the Savings Shareholders of Telecom Italia Media S.p.A. are hereby called to meet at 3.00 p.m. on 3 July 2015 for the special meeting (in a single call) in Rozzano (Milan) at Viale Toscana 3, to discuss and resolve on the following

Agenda

1.     Report by the Common Representative regarding his activities and prospects of the same

2.     Integration of the account set up to cover expenses to safeguard the common interests; related and consequent resolutions

Documentation

The explanatory reports pertaining to all the items on the agenda will be made available to the public at the registered offices of the Company and through the “1INFO” (www.1info.it) storage mechanism, as well as on the Company website

www.telecomitaliamedia.it/savings-shareholders concurrently with the publication of this notice.

Presentation of proposed resolutions on other items on the agenda /supplementary agenda

Savings shareholders who demonstrate their entitlement in the forms prescribed by the applicable regulations, may submit proposals on matters already on the agenda, and request that the matters to be dealt with by the Special Meeting of savings shareholders be supplemented.

The request and a report illustrating its rationale, together with a copy of an identity document of the requesting party, must be received by 13 June 2015, either on paper to the following address:

TELECOM ITALIA MEDIA S.p.A.

Segreteria Societaria

Via della Pineta Sacchetti n. 229

00168 ROME - ITALY

by fax to +390691860860, or by e-mail to the following address segreteriasocietaria@telecomitaliamedia.it.

Questions on the topics on the agenda

Those entitled to vote, having demonstrated their entitlement in the forms prescribed by the applicable regulations, may ask questions on the topics on the agenda before the Meeting, to be received by the Company by 30 June 2015, complete with a copy of an identity document, on paper to the following address:

TELECOM ITALIA MEDIA S.p.A.

Segreteria Societaria

Via della Pineta Sacchetti n. 229

00168 ROME - ITALY

by fax to +390691860860, or by e-mail to the following address segreteriasocietaria@telecomitaliamedia.it.

Entitlement to vote

Persons for whom the intermediary of reference has transmitted to the Company the appropriate communication attesting that they are entitled to vote as of 24 June 2015 (the record date) are entitled to speak and vote at the Special Meeting of savings shareholders. Those who will become the owners of Company shares only after this date will not be entitled to speak or vote at the Meeting.

Voting by proxy

Those entitled to vote may appoint a party to represent them at the special meeting by providing a written proxy, within the limits laid down by law. A proxy form is available from the Registered Office of the Company, and may be downloaded from the website www.telecomitaliamedia.it/savings-shareholders, in printable version.

Copies of the proxies – together with a copy of an ID document of the delegating shareholder – must be sent or notified to the Company, to be received by 2 July 2015, either on paper to the following address:

TELECOM ITALIA MEDIA S.p.A.

Segreteria Societaria

Via della Pineta Sacchetti n. 229

00168 ROME - ITALY

by fax to +390635583911, or by e-mail to the following address assemblea.azionisti@telecomitaliamedia.it.

For the Shareholders' Meeting to which this notice refers, the appointment of a representative designated by the Company is not provided for in accordance with Article 8 of the Company Bylaws.

Total number of shares and right to vote

The subscribed and fully paid in share capital is equal to 15,902,323.62 euros, divided into 103,308,421 ordinary shares (with the right to vote in ordinary and extraordinary meetings of the shareholders of the Company) and 5,496,951 savings shares (with the right to vote in special savings shareholders’ meetings), all without par value.

Organisation

To attend the meeting, those with voting rights and their representatives are invited to present themselves before the time scheduled for the start of the meeting, with an identity document; accreditation activities will start at 2.00 pm on 3 July 2015.

Further information

The Registered Office of the Company is open to the public on working days between 10.00 am and 1.00 pm (CET). The following contact details may be used for information or requests for documentation

•    toll-free number 800020220 (for calls from inside Italy)

•    telephone +39 011 2293603 (for calls from outside Italy)

•    e-mail address assemblea.azionisti@telecomitaliamedia.it

The Common Representative of Savings Shareholders

Mr. Dario Romano Radaelli

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